Exhibit 99.1

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan           (651) 250-2809

ECOLAB REPORTS FOURTH QUARTER DILUTED EPS $0.69

ADJUSTED DILUTED EPS +2% TO $1.22 INCLUDING $0.13 (11%) CURRENCY HEADWIND

Expect strong 9% to 13% 2016 full-year adjusted EPS growth before an estimated 9% ($0.35 to $0.40) of unfavorable currency and the impact of Venezuela deconsolidation

FOURTH QUARTER HIGHLIGHTS:

•                  Diluted EPS $0.69; includes a deconsolidation charge for the Venezuelan business, restructuring and other charges

•                  Adjusted EPS $1.22, +2%, excluding special gains and charges and discrete tax items, as raw material and other cost savings, synergies, and a lower tax rate and shares more than offset a $0.13 (11%) per share currency headwind

•                  Full year free cash flow +15%

•                  Reported sales -7%; acquisition adjusted fixed currency sales -1%

•                  Strong Global Institutional, Global Industrial and Other segment acquisition adjusted fixed currency sales +4%, offset by lower Global Energy sales. Regional growth led by Europe and Latin America excluding Venezuela.

•                  Robust adjusted fixed currency operating margin expansion, +130 bp

2016 FORECAST

•                  2016 EPS forecast $4.35 to $4.55, +9% to 13% before the effects of currency and the Venezuela deconsolidation as continued solid growth in Global Institutional, Global Industrial and Other segments leads results

	Fourth Quarter Ended December 31
	(unaudited)
	Reported			Adjusted*
	Fourth Quarter		%	Fourth Quarter		%
(Millions, except per share)	2015	2014	change	2015	2014	change

Net Sales	$3,412.0	$3,680.8	-7%	$3,412.0	$3,680.8	-7%
Operating Income	322.8	520.5	-38%	566.7	565.2	0%
Net Income Attributable to Ecolab	208.9	335.5	-38%	366.7	366.2	0%

Diluted Net Income Per Share	$0.69	$1.10	-37%	$1.22	$1.20	2%

* Operating income is adjusted for special gains and charges; net income and diluted net income per share are adjusted for special gains and charges and discrete tax items.

ST. PAUL, Minn., Feb. 23, 2016:  Ecolab Inc. delivered good Global Institutional, Global Industrial and Other segment results in the fourth quarter, which along with strong margin expansion and a lower tax rate offset lower Global Energy results and substantial unfavorable currency effects to yield 2% adjusted earnings per share growth. Currency represented a 11% or $0.13 headwind in the quarter.

CEO comment

Douglas M. Baker, Jr., Ecolab chairman and chief executive officer, commented on the fourth quarter and outlook, saying, “Our strong underlying business results continued to show through in spite of a very challenging environment. In the fourth quarter, we delivered 13% earnings per share growth excluding currency translation effects.  It was a performance consistent with the full year 2015, where earnings per share increased 12% on the same basis.  These results are especially impressive in view of the difficult operating environment and the significant decline in energy markets, and are a credit to our strong team and the business model’s resiliency.  Importantly, we delivered these results while increasing our combined investments in systems, R&D and field technology.  We have a rich opportunity going forward, and we are committed to continuing to take the actions needed to both deliver in the short term while also positioning ourselves for the long term.

“We expect more of the same operating environment in 2016, with sluggish economies, weak energy markets and currency headwinds.  We plan to employ the same effective approaches — leveraging our product innovation and superior on-site service to deliver improved results and unmatched value for customers — to drive superior growth.  We look for our Institutional, Industrial and Other segments to show mid-single digit fixed currency sales growth and continued margin expansion.  Our Energy segment will continue to be pressured by market conditions; however, we expect this negative impact to be again roughly offset by a corresponding decrease in raw materials costs.  We will stay aggressive on our costs to assure efficient and effective operations, and will continue to invest in the key drivers for our business while delivering strong earnings results before currency translation.

“Our business model is strong and we remain focused on delivering long term growth.

Our business has been repeatedly tested and has repeatedly delivered superior results through other challenging environments.  We expect it will deliver again this year as we work aggressively to drive outperformance in 2016, and build for continued outperformance in the future.”

Venezuela

As previously disclosed (on January 5, 2016), Ecolab deconsolidated its Venezuela operations at the end of the fourth quarter.  This change in accounting treatment, in which Ecolab will stop consolidating the results of its local Venezuelan operations in the first quarter 2016 income statement, does not directly affect the local operations of our Venezuelan businesses. Ecolab expects to continue to serve customers in Venezuela after the deconsolidation. Sales for the Venezuela business were approximately $200 million in 2015.

The deconsolidation resulted in a $123 million pretax special charge in the fourth quarter of 2015.  Ecolab announced previous 2015 special charges totaling $155 million related to Venezuela’s bolivar devaluation.  The combined impact of the Venezuela bolivar devaluation and deconsolidation on adjusted earnings per share is expected to represent a total year-on-year 2016 headwind of approximately $0.17 per share.

The earnings per share impact of currency on growth rates includes the effects of the Venezuela bolivar devaluation.

To provide useful period-to-period comparison of results, acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post-acquisition, exclude the results of divested businesses from the previous twelve months prior to divestiture, and exclude the Venezuelan results of operations from both the current period and comparable period of the prior year.

Quarter overview

	Fourth Quarter Ended December 31
	(unaudited)
	Reported		%	Adjusted Fixed Currency*		%
(Millions)	2015	2014	Change	2015	2014	Change
Net Sales	$3,412.0	$3,680.8	-7%	$3,551.3	$3,578.7	-1%
Operating Income	322.8	520.5	-38%	590.3	547.8	8%

* Operating income is adjusted for special gains and charges

Ecolab’s reported sales declined 7% to $3.4 billion in the fourth quarter of 2015.  Fixed currency sales declined 1% and acquisition adjusted fixed currency sales declined 1%.

Fourth quarter 2015 reported operating income decreased 38% to $323 million. Both reported fourth quarter 2015 and 2014 results include special gains and charges.  Excluding special gains and charges, fourth quarter 2015 adjusted operating income of $567 million was flat when compared with fourth quarter 2014 adjusted operating income.  Excluding special gains and charges and at fixed currency rates, fourth quarter 2015 adjusted fixed currency operating income of $590 million increased 8% when compared with fourth quarter 2014 adjusted fixed currency operating income.

Fourth quarter 2015 reported net income attributable to Ecolab decreased 38% to $209 million, representing $0.69 per diluted share.  Excluding special gains and charges and discrete tax items, fourth quarter 2015 adjusted net income attributable to Ecolab was flat at $367 million, and adjusted diluted earnings per share increased 2% to $1.22, when compared with fourth quarter 2014 adjusted diluted earnings per share of $1.20.

Currency had a negative impact of $0.13 per share on reported and adjusted diluted earnings per share in the fourth quarter of 2015.

Segment review

Fourth quarter 2015 sales for the Global Industrial segment, when measured at fixed currency rates, rose 4% to $1,265 million and fixed currency operating income increased 19% to $209 million.  Acquisition adjusted fixed currency sales rose 4% and acquisition adjusted fixed currency operating income increased 22%.  Sales growth was led by Food & Beverage.  Regionally, Latin America and Europe enjoyed strong sales growth, with good gains in Middle East & Africa (MEA) and moderate growth in North America. When measured at public currency rates, Global Industrial sales were $1,201 million and operating income was $198 million.

Fourth quarter 2015 sales for the Global Institutional segment, when measured at fixed currency rates, rose 5% to $1,136 million, and fixed currency operating income increased 4% to $233 million compared with last year. Acquisition adjusted fixed currency sales rose 3% and acquisition adjusted fixed currency operating income increased 6%.  Sales growth was led by the Institutional business.  Sales for the segment showed good growth in Asia Pacific, MEA, North America and Europe.  When measured at public currency rates, Global Institutional sales were $1,104 million and operating income was $228 million.

Global Energy segment sales, when measured at fixed currency rates, decreased 14% to $952 million in the fourth quarter 2015.  Fixed currency operating income decreased 6% to $154 million.  Acquisition adjusted fixed currency sales decreased 12% and acquisition adjusted fixed currency operating income declined 1%. Sales growth in the downstream business was more than offset by a significant decline in the well stimulation business and a moderate decrease in our production business. When measured at public currency rates, Global Energy sales were $913 million and operating income was $147 million.

Other segment sales, when measured at fixed currency rates, increased 7% to $198 million in the fourth quarter.  Fixed currency operating income increased 27% to $38 million.  Acquisition adjusted fixed currency sales and acquisition adjusted fixed currency operating income increased 8% and 27%, respectively.  When measured at public currency rates, Other segment sales were $194 million and operating income was $37 million.

The Corporate segment includes amortization expense of $43 million and $44 million in the fourth quarter of both 2015 and 2014, respectively, related to the Nalco merger intangible assets. The Corporate segment also includes special gains and charges. Total special gains and charges for the fourth quarter of 2015 were a net charge of $242 million ($165 million after-tax) and primarily consisted of a $123 million charge related to the deconsolidation of our Venezuelan business and $63 million related to restructuring costs.  The remainder of the special gains and charges consisted primarily of an asset impairment and wage-hour litigation-related charges. Special gains and charges for the fourth quarter of 2014 were a net charge of $45 million ($34 million after-tax).

The reported income tax rate for the fourth quarter 2015 was 14.4%, compared with the reported rate of 25.1% in the fourth quarter 2014.  The lower 2015 reported tax rate reflected the tax impact of the Venezuela special charges and discrete tax benefits during the fourth quarter.  Excluding the tax rate impact of the special gains and charges and discrete tax items, the adjusted tax rate was 24.2% in the fourth quarter 2015, compared with 25.7% for the same period last year.  The improved adjusted tax rate was primarily driven by global tax planning strategies.

Business Outlook

2016

Ecolab expects 2016 to achieve 9% to 13% full-year adjusted EPS growth before an estimated 9% ($0.35 to $0.40) unfavorable currency and Venezuela deconsolidation impact, with adjusted earnings per share in the $4.35 to $4.55 range.

When compared with our 2015 performance, we expect mid-single digit fixed currency sales growth in our Institutional, Industrial and Other segments with Energy segment sales modestly below those of 2015.  We look for improved adjusted gross margin, with a comparable selling, general and administrative (SG&A) ratio to sales, slightly higher interest expense and a similar adjusted tax rate versus 2015.  We expect to repurchase approximately $700 million of our shares in 2016, similar to 2015.  At current rates of exchange, we expect foreign currency including the impact of the Venezuela deconsolidation to have an unfavorable impact of approximately five percentage points on full year sales.

Our detailed outlook for the full year 2016 is as follows:

Adjusted Gross Margin, excluding special gains and charges	47% to 48%
SG&A % of Sales	approx. 32%
Interest expense, net	approx. $270 million
Adjusted tax rate	approx. 26%
Noncontrolling interest	$0.06 to $0.10
Adjusted EPS, excluding special gains and charges	$4.35 - $4.55
Diluted shares	approx. 297 million

We expect special gains and charges and quantifiable discrete tax items for the full-year 2016 to be immaterial. Amounts do not reflect the impact of other future discrete tax items that are not currently quantifiable.

Reported 2015 diluted earnings per share of $3.32 included special gains and charges and discrete tax items.  Excluding these items, 2015 adjusted diluted earnings per share were $4.37.

2016 — First Quarter

Ecolab expects first quarter adjusted earnings per share in the $0.73 to $0.80 range, compared with adjusted earnings per share of $0.80 a year ago.

When compared to last year’s first quarter, currency is expected to have a negative impact of $0.11 per share in the first quarter 2016, or approximately 14% of earnings growth.  At current rates of exchange, we expect foreign currency to have an unfavorable impact of approximately six percentage points on first quarter sales.

Our detailed outlook for the first quarter 2016 is as follows:

Adjusted Gross Margin, excluding special gains and charges	approx. 47%
SG&A % of Sales	approx. 35%
Interest expense, net	approx. $65 million
Adjusted tax rate	approx. 26%
Noncontrolling interest	$0.01 to $0.02
Adjusted EPS, excluding special gains and charges	$0.73 - $0.80
Diluted shares	approx. 299 million

We expect special gains and charges and quantifiable discrete tax items for the first quarter of 2016 to be immaterial. Amounts do not reflect the impact of other future discrete tax items that are not currently quantifiable.

Reported first quarter 2015 diluted earnings per share of $0.77 included special gains and charges and discrete tax items.  Excluding these items, first quarter 2015 adjusted diluted earnings per share were $0.80.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2015 sales of $13.5 billion and 47,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the fourth quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time.  The webcast, along with related materials, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or other compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including forecasted 2016 first quarter and full-year financial and business results, including sales growth, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted tax rate, adjusted earnings per share, noncontrolling interest and diluted shares outstanding; share repurchases; foreign currency and the transaction impact of foreign currency; special gains and charges, including the impact of the Venezuela bolivar devaluation and deconsolidation, and quantifiable discrete tax items; continued service of customers in Venezuela; raw material and other cost savings; and variable compensation.  These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the “SEC”) and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and  foreign currency risk, including  reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to attract and retain high caliber management talent to lead our business; our ability to execute key business initiatives; potential information technology infrastructure failures and cybersecurity attacks; exposure to global economic, political and legal risks related to our international operations including with respect to our operations in Russia and Venezuela; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; our ability to develop competitive advantages through innovation; difficulty in procuring raw materials or fluctuations in raw material costs; our substantial indebtedness; our ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; potential chemical spill or release; potential class action lawsuits;  the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include fixed currency sales, acquisition adjusted fixed currency sales, adjusted gross margins, fixed currency operating income, adjusted operating income, adjusted fixed currency operating income, adjusted tax rate, adjusted net income and adjusted diluted earnings per share.

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature, and significant in amount. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted gross margin, adjusted operating income, adjusted fixed currency operating income, adjusted net income and adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because it excludes the tax rate impact of special gains and charges and discrete tax items which do not necessarily reflect costs associated with historical trends or expected future results.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency sales, acquisition adjusted fixed currency sales, fixed currency operating income and adjusted fixed currency operating income measures eliminate the impact of exchange rate fluctuations on our international sales, acquisition adjusted sales, operating income and adjusted operating income, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2015.

Acquisition adjusted growth rates generally exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture.  Acquisition adjusted growth rates also exclude the Venezuelan results of operations from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table “Supplemental Diluted Earnings per Share Information” included in this news release.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

FOURTH QUARTER & TWELVE MONTHS ENDED DECEMBER 31

(unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	December 31%			December 31%
(millions, except per share)	2015	2014	Change	2015	2014	Change

Net sales	$3,412.0	$3,680.8	-7%	$13,545.1	$14,280.5	-5%

Cost of sales (1)	1,831.7	1,979.9	-7%	7,223.5	7,679.1	-6%
Selling, general and administrative expenses	1,058.8	1,142.1	-7%	4,345.5	4,577.6	-5%
Special (gains) and charges (1)	198.7	38.3		414.8	68.8
Operating income	322.8	520.5	-38%	1,561.3	1,955.0	-20%
Interest expense, net	62.3	62.0	0%	243.6	256.6	-5%
Income before income taxes	260.5	458.5	-43%	1,317.7	1,698.4	-22%
Provision for income taxes	37.6	115.2	-67%	300.5	476.2	-37%
Net income including noncontrolling interest	222.9	343.3	-35%	1,017.2	1,222.2	-17%
Less: Net income attributable to noncontrolling interest	14.0	7.8		15.1	19.4
Net income attributable to Ecolab	$208.9	$335.5	-38%	$1,002.1	$1,202.8	-17%

Earnings attributable to Ecolab per common share
Basic	$0.71	$1.12	-37%	$3.38	$4.01	-16%
Diluted	$0.69	$1.10	-37%	$3.32	$3.93	-16%

Weighted-average common shares outstanding
Basic	295.8	300.1	-1%	296.4	300.1	-1%
Diluted	300.6	305.6	-2%	301.4	305.9	-1%

(1) Special (gains) and charges in the Consolidated Statement of Income above include the following:

(millions)	2015	2014	2015	2014

Cost of sales
Restructuring charges	$14.3	$6.4	$16.5	$13.9
Venezuela related charges	—	—	33.3	—
Inventory cost alignment	(14.5)	—	(14.5)	—
Inventory reserve alignment	20.6	—	20.6	—
Fixed asset impairment	24.7	—	24.7	—
Recognition of inventory fair value step-up	—	—	—	0.4
Subtotal	45.1	6.4	80.6	14.3

Special (gains) and charges
Restructuring charges	50.7	34.3	83.8	69.2
Champion acquisition and integration costs	3.7	4.1	17.1	19.9
Nalco merger and integration costs	0.1	3.7	1.6	8.5
Venezuela related charges	123.4	—	256.0	—
(Gains) losses related to litigation activity, sale of businesses, settlements and other	20.9	(3.8)	56.3	(28.8)
Subtotal	198.8	38.3	414.8	68.8

Operating income subtotal	243.9	44.7	495.4	83.1

Net income attributable to noncontrolling interest
Restructuring charges	(1.7)	—	(1.7)	—
Venezuela related charges	—	—	(11.1)	—
Subtotal	(1.7)	—	(12.8)	—

Total special (gains) and charges	$242.2	$44.7	$482.6	$83.1

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

FOURTH QUARTER & TWELVE MONTHS ENDED DECEMBER 31

(unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	December 31			December 31
(millions)	2015	2014	% Change	2015	2014	% Change

Net Sales
Global Industrial	$1,264.7	$1,214.7	4%	$4,857.8	$4,623.2	5%
Global Institutional	1,136.2	1,077.6	5%	4,393.2	4,157.9	6%
Global Energy	952.2	1,101.5	-14%	3,825.7	4,145.0	-8%
Other	198.2	184.9	7%	773.4	731.1	6%
Subtotal at fixed currency rates	3,551.3	3,578.7	-1%	13,850.1	13,657.2	1%
Currency impact	(139.3)	102.1		(305.0)	623.3
Consolidated	$3,412.0	$3,680.8	-7%	$13,545.1	$14,280.5	-5%

Operating Income
Global Industrial	$209.1	$175.4	19%	$692.7	$605.1	14%
Global Institutional	233.0	223.1	4%	900.7	800.8	12%
Global Energy	154.0	163.7	-6%	550.7	612.5	-10%
Other	37.5	29.5	27%	132.0	113.4	16%
Corporate	(287.2)	(88.6)		(670.8)	(258.8)
Subtotal at fixed currency rates	346.4	503.1	-31%	1,605.3	1,873.0	-14%
Currency impact	(23.6)	17.4		(44.0)	82.0
Consolidated	$322.8	$520.5	-38%	$1,561.3	$1,955.0	-20%

Note:

The Corporate segment includes amortization from the Nalco merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

We evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. The difference between the fixed currency exchange rates and the actual currency exchange rates is reported as “currency impact” in the above tables.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	December 31	December 31
(millions)	2015	2014

Assets
Current assets
Cash and cash equivalents	$92.8	$209.6
Accounts receivable, net	2,390.2	2,626.7
Inventories	1,388.2	1,466.9
Deferred income taxes	250.0	183.2
Other current assets	326.3	366.6
Total current assets	4,447.5	4,853.0

Property, plant and equipment, net	3,228.3	3,050.6
Goodwill	6,490.8	6,717.0
Other intangible assets, net	4,109.2	4,456.8
Other assets	365.9	350.0

Total assets	$18,641.7	$19,427.4

Liabilities and Equity
Current liabilities
Short-term debt	$2,205.3	$1,704.8
Accounts payable	1,049.6	1,162.4
Compensation and benefits	509.0	560.4
Income taxes	52.2	88.6
Other current liabilities	948.3	851.7
Total current liabilities	4,764.4	4,367.9

Long-term debt	4,260.2	4,843.4
Postretirement health care and pension benefits	1,117.1	1,188.5
Other liabilities	1,519.6	1,645.5
Total liabilities	11,661.3	12,045.3

Equity
Common stock	350.3	347.7
Additional paid-in capital	5,086.1	4,874.5
Retained earnings	6,160.3	5,555.1
Accumulated other comprehensive loss	(1,423.3)	(951.9)
Treasury stock	(3,263.5)	(2,509.5)
Total Ecolab shareholders’ equity	6,909.9	7,315.9
Noncontrolling interest	70.5	66.2
Total equity	6,980.4	7,382.1

Total liabilities and equity	$18,641.7	$19,427.4

Note:

During the first quarter of 2015, we changed our accounting policy for presenting derivatives subject to master netting arrangements with the same counterparties within our Consolidated Balance Sheet. We previously presented all derivative positions on a gross basis and began presenting derivatives subject to master netting arrangements with the same counterparties on a net basis during the first quarter of 2015. We reclassified the presentation of derivatives subject to master netting arrangements with the same counterparty as of December 31, 2014 to conform to the new accounting policy which resulted in a reduction in other current assets and other current liabilities of $18.1 million. The immaterial reclassification had no impact on previously reported earnings or cash flows.

During the third quarter of 2015, we early-adopted the updated accounting guidance related to simplifying the presentation of debt issue costs, using the retrospective application method. We updated our Consolidated Balance Sheet for prior periods to reflect the changes, resulting in reductions as of December 31, 2014 to other assets, short-term debt and long-term debt of $21.2 million, $0.6 million and $20.6 million, respectively and reductions as of September 30, 2014 to other assets, short-term debt and long-term debt of $22.9 million, $1.1 million and $21.8 million, respectively. The updated guidance had no impact on previously reported earnings or consolidated cash flows.

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2014	2014	2014	2014	2014	2014	2014
Diluted earnings per share, as reported (U.S. GAAP)	$0.62	$1.02	$1.64	$1.19	$2.83	$1.10	$3.93

Adjustments:
Special (gains) and charges (1)	0.09	(0.02)	0.07	0.02	0.09	0.11	0.20
Tax expense (benefits) (2)	0.03	0.03	0.06	(0.01)	0.05	(0.01)	0.04

Adjusted diluted earnings per share (Non-GAAP)	$0.74	$1.03	$1.77	$1.21	$2.98	$1.20	$4.18

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2015	2015	2015	2015	2015	2015	2015
Diluted earnings per share, as reported (U.S. GAAP)	$0.77	$1.00	$1.77	$0.86	$2.63	$0.69	$3.32

Adjustments:
Special (gains) and charges (3)	0.02	0.20	0.22	0.48	0.70	0.55	1.25
Tax expense (benefits) (4)	0.01	(0.13)	(0.12)	(0.06)	(0.19)	(0.02)	(0.21)

Adjusted diluted earnings per share (Non-GAAP)	$0.80	$1.08	$1.87	$1.28	$3.15	$1.22	$4.37

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2014 include restructuring charges of $22.8 million, $6.1 million, $4.1 million and $32.0 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2014 also include $4.1 million, $3.4 million, $2.7 million and $2.6 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Champion integration costs. Special (gains) and charges for 2014 also include $0.9 million, $1.1 million, $2.0 million and $3.0 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Nalco integration costs. Special (gains) and charges for 2014 also include a gain of $0.5 million, net of tax, in the first quarter related to other items, a gain of $15.9 million, net of tax, in the second quarter related to a favorable licensing settlement and other settlement gains, a gain of $3.1 million, net of tax, in the third quarter related to the consolidation of a subsidiary and removal of the corresponding equity method investment and a gain of $3.8 million, net of tax, in the fourth quarter related to the sale of a business.

(2) The first quarter 2014 discrete tax net expense of $9.9 million is driven primarily by the rate differential on certain prior year shared costs, the remeasurement of certain deferred tax assets and liabilities resulting from a change in the state tax rate for certain entities following the merger of Champion operations and the change of a valuation allowance related to the realizability of foreign deferred tax assets, which collectively more than offset benefits from a foreign country audit settlement. The second quarter 2014 discrete tax net expense of $8.3 million is driven primarily by an update to non-current tax liabilities for global tax audits and an adjustment related to the re-characterization of intercompany payments between our U.S. and foreign affiliates which more than offset the change of valuation allowances based on the realizability of foreign deferred tax assets. The third quarter 2014 discrete tax net benefit of $1.9 million is driven primarily by recognizing adjustments from filing our 2013 U.S. federal tax return, offset partially by the net impact of foreign audits settlements and adjustments. The fourth quarter discrete tax net benefit of $3.1 million is driven primarily by the remeasurement of certain deferred tax assets and liabilities, resulting from changes in our deferred state tax rate and local country tax rates.

(3) Special (gains) and charges for 2015 include restructuring charges of $1.6 million, $14.6 million, $10.0 million and $49.3 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2015 also include $3.2 million, $2.8 million, $2.4 million and $2.3 million, net of tax, in the first, second, third and fourth quarters, respectively, related to Champion integration costs. Special (gains) and charges for 2015 also include $0.5 million, $0.1 million, $0.6 million and $0.1 million, net of tax, in the first, second, third and fourth quarters, respectively, related to Nalco integration costs. Special (gains) and charges for 2015 also include $30.2 million, $124.6 million and $80.9 million, net of tax, in the second, third and fourth quarters, respectively, related to Venezuelan charges. Special (gains) and charges for 2015 also include $15.4 million, net of tax, in the fourth quarter related to a fixed asset impairment. Special (gains) and charges for 2015 also include $13.4 million, $7.8 million and $17.1 million, net of tax, in the second, third and fourth quarters, respectively, primarily related to other litigation related charges, a loss on the sale of a portion our Ecovation business and the net impact of inventory reserve and inventory cost policy harmonization efforts.

(4) The first quarter 2015 discrete tax net expense of $2.6 million is driven primarily by a change to a deferred tax liability resulting from the Naperville facility transaction. The second quarter 2015 discrete tax net benefit of $39.4 million is driven primarily from our ability to recognize a worthless stock deduction for the tax basis in a wholly owned domestic subsidiary. The third quarter 2015 discrete tax net benefit of $19.2 million is driven primarily by a the release of valuation allowances on certain deferred taxes assets and a refund claim for taxes paid in a prior period resulting from updated IRS regulations, offset partially by recognizing adjustments from filing our 2014 U.S. federal tax return. The fourth quarter discrete tax net benefit of $7.3 million is driven primarily by the finalization of prior year IRS audits, valuation allowance releases and other statute of limitation tax reserve releases.